EXHIBIT 99.1

News Release dated October 3, 2012

NEWS RELEASE

IRVINE, Calif., Oct. 3, 2012 (GLOBE NEWSWIRE) -- New Western Energy Corp. (NWTR), an independent energy company engaged in the acquisition, exploration, development and production of oil, gas and minerals primarily in North America, announced today the appointment of oil and gas industry veteran Terry L. Carroll to the Company's Board of Directors.

Mr. Carroll currently serves as the Operating Manager for Carroll Energy, LLC, a privately owned Kansas Limited Liability Company engaged in the exploration and development of Coalbed Methane Gas in Kansas and Oklahoma.

"Terry's strong leadership skills and solid track record of successfully assisting early-stage public companies makes him an excellent fit for New Western's Board of Directors," said Javan Khazali, President of New Western Energy Corp. He continued, "His wealth of knowledge and expertise in the U.S. Oil and Gas industry, particularly in the mid-continent region, will serve as a valuable asset to the Company through this pivotal stage of our growth and beyond."

Prior to founding Carroll Energy in 2001, Mr. Carroll served as President, Chief Executive Officer, and Chief Financial Officer of a publicly traded oil and gas company. During his six-year tenure between 1990 and 1996, Mr. Carroll stewarded the growth of the company from assets of approximately $4mm to over $14mm, while leading the company's up-listing from an Over the Counter exchange to the NASDAQ Exchange. The company later traded on the American Stock Exchange with assets in excess of $36 million before being purchased by a private entity in 2004 for approximately $53 million. In 1985, Mr. Carroll founded Argas, Inc., a privately owned oil field development and operating company, which participated in the drilling of more than 100 oil and gas wells, and the operation of eight natural gas gathering systems. Argas, Inc. also served as an operator for several public companies, limited partnerships, and private investors. From 1984 to 1994, Mr. Carroll worked at T.L. Carroll Enterprises, Inc., a privately owned exploration, development and oil field service company that provided geological evaluation, turnkey drilling and pipeline construction services to oil field producers in Kansas and Oklahoma. T. L. Carroll Enterprises, Inc., drilled over 750 oil and gas wells and constructed seven separate natural gas gathering systems, encompassing over 80 miles of natural gas pipeline. From 1981-1986, Mr. Carroll worked at Windgate Oil, Inc., a company he founded, engaged in the exploration and development of oil and gas properties, which served as the General Partner for the drilling and completion of more than 75 oil and gas wells. Mr. Carroll holds a Bachelor of Science degree in Business Administration and Finance from California State University, Hayward.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:

Javan Khazali

President

New Western Energy Corp.

(949) 435-0977